Exhibit 4.1

BIOAFFINITY TECHNOLOGIES, INC.

SECOND AMENDMENT TO WARRANT

THIS SECOND AMENDMENT, dated as of September 2, 2025 (this “Amendment”), to that certain Common Stock Purchase Warrant (“Warrant”), dated as of May 7, 2025, issued by bioAffinity Technologies, Inc., a Delaware corporation (the “Company”) to purchase the number of shares of common stock of the Company as set forth on the signature page attached hereto is between the Company and each undersigned holder of the Warrant (each a “Holder”). When provisions herein apply to both or either the Company or the Holders, they sometimes are referred to as “Parties” or “Party.”

RECITALS

A. On May 7, 2025, the Company issued Warrants to purchase in aggregate [*] shares (the “Warrant Shares”) of the Company’s common stock (the “May Warrants”).

B. On August 13, 2025, the Company and certain holders of the May Warrants entered into the first amendment to the May Warrants, pursuant to which certain provisions of the May Warrants that resulted in liability treatment on the Company’s balance sheet as of June 30, 2025 were amended and restated such that the May Warrants are expected to be reclassified to stockholders’ equity.

C. The Company and the Holder desire to further amend the May Warrants effective as of August 12, 2025, as set forth herein.

D. This Amendment is being effected in accordance with Section 6(l) of the Warrant.

E. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Warrant, as amended by this Amendment, unless herein defined or the context shall otherwise require.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows, with each of the following provisions effective as of the Effective Date (as defined below):

1.	Amendment to Definition of “Floor Price”. The definition of “Floor Price” contained in Section 1 of the Warrant is hereby amended and replaced in its entirety, effective as of August 12, 2025, by the following:

“Floor Price” means $0.15 per share (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the Purchase Agreement). For purposes of clarity, the parties agree and acknowledge that the sale of securities by the Company pursuant to the certain securities purchase agreement entered into on August 13, 2025 will in no way result in any adjustment of the Exercise Price or Floor Price of the Warrant below $0.15 per share.

2.	Amendment to 3(i). Section 3(i) of the Warrant is hereby amended and replaced in its entirety by the following:

“(i) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, (A) reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company, or (B) reduce the Floor Price to any amount and for any period of time deemed appropriate by the board of directors of the Company; provided, however, that in no event will the Exercise Price or the Floor Price be reduced to a price lower than $0.10 per share (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the Purchase Agreement).”

3.	Miscellaneous.

(a) Effective Date. Notwithstanding anything to the contrary contained in this Amendment, the provisions of this Amendment shall only be effective upon 1) the execution and delivery of this Amendment by the Company and the Holders, and 2) the execution and delivery of an amendment to the May Warrants substantially identical to this Amendment (each, an “Other Amendment” with every other holder (each, an “Other Holder”) of May Warrants (such later date, the “Effective Date”).

(b) Ratification. Each Party hereby consents to this Amendment and acknowledges and agrees that, except as expressly set forth in this Amendment, the terms, provisions and conditions of the Warrant are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

(c) Complete Agreement. The Warrant, as amended by this Amendment and the Other Amendments, and all other certificates, documents or instruments executed under the Warrant, as amended by this Amendment and the Other Amendments, together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter of the Warrant, as amended by this Amendment and the Other Amendments.

(d) Amendment. This Amendment may not be amended or modified except in the manner specified for an amendment of or modification to the Warrant in Section 6(l) of the Warrant.

(e) Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its principles of conflict of laws.

(f) Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

(g) Independent Nature of each Holder’s Obligations and Rights. The obligations of each Holder under this Amendment are several and not joint with the obligations of any other Holder under this Amendment and any Other Holder under any Other Amendment, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Amendment or any Other Holder under any Other Amendment. Nothing contained in this Amendment or any Other Amendment, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holder as, and the Company acknowledges that the Holders and the Other Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that any Holder or Other Holder is in any way acting in concert or as a group or entity, and the Company acknowledges that the Holders and the Other Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Amendment or the Other Amendments. The decision of each Holder to enter into the transactions contemplated hereby has been made by such Holder independently of any other Holder or Other Holders. Each Holder acknowledges that no other Holder or Other Holder has acted as agent for such Holder. The Company and each Holder confirms that such Holder has independently participated with the Company and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Subject to Section 3(g) hereof, each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment or out of any other Amendments, and it shall not be necessary for any other Holder or Other Holder to be joined as an additional party in any proceeding for such purpose.

(h) Issuance of Form 8-K. On or prior to 9:00 am (New York time) on September 2, 2025, the Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing all material terms of the transaction contemplated hereunder (“8-K Filing”). From and after the issuance of the 8-K Filing, the Company represents to each Holder that it shall not be in possession of any material, nonpublic information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the time of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company or any of its officers, directors, employees or agents, on the one hand, and each Holder or its respective affiliates, on the other hand, shall terminate.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF each of the Company and the Holder has executed this Warrant effective as of the date first written above.

COMPANY:

bioAffinity Technologies, Inc.

By:
Name:
Title:

HOLDER (number of Warrant Shares held:[*]):

By:
Name:
Title:

-3-